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                                                                 Exhibit 1

                                    AGREEMENT

         The undersigned hereby agree, pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, to file a joint statement on
Schedule 13D and amendments thereto pertaining to their beneficial ownership of shares of RSL Communications, Ltd.

         This agreement may be terminated for any reason by any party hereto immediately upon the personal delivery or facsimile transmission of notice to that effect to the other parties hereto.

         This agreement may be executed in counterparts and all so executed shall constitute the agreement.

Dated:  August 12, 1999

By /s/ Gustavo Cisneros
   ---------------------------------------
         Gustavo Cisneros



CORAL GATE INVESTMENTS LTD.

By /s/ Steven Bandel
   --------------------------------------
Name: Steven Bandel
Title:  Attorney-in-fact


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